Terms of the Notes

The Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Russell 2000® Index and the S&P 500® Index (the “Notes”) provide a monthly Contingent Coupon Payment of $7.709 on the applicable Contingent Payment Date if, on any monthly Observation Date, the Observation Value of each Underlying is greater than or equal to its Coupon Barrier. The coupon per $1,000 in principal amount of Notes payable on the related Contingent Payment Date, if applicable, will equal (i) the product of $7.709 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid. On any monthly Call Payment Date, we have the right to redeem all (but not less than all) of the Notes at the Early Redemption Amount. No further amounts will be payable following an Optional Early Redemption. We will give notice to the trustee at least five business days but not more than 60 calendar days before the applicable Call Payment Date. If the Notes are not called, at maturity you will receive the Redemption Amount, calculated as described under “Redemption Amount Determination”.

Issuer:	BofA Finance LLC (“BofA Finance”)
Guarantor:	Bank of America Corporation (“BAC”)
Term:	Approximately 4.75 years, unless previously called.
Underlyings:	The Nasdaq-100® Index (Bloomberg symbol: “NDX”), the Russell 2000® Index (Bloomberg symbol: “RTY”) and the S&P 500® Index (Bloomberg symbol: “SPX”), each a price return index.
Pricing and Issue Dates*:	July 7, 2025 and July 10, 2025, respectively.
Observation Dates†*:	Monthly. Please see the Preliminary Pricing Supplement for further details.
Coupon Barrier:	For each Underlying, 80% of its Starting Value.
Threshold Value:	For each Underlying, 70% of its Starting Value.
Contingent Coupon Payment (with Memory Feature)*:	If, on any monthly Observation Date, the Observation Value of each Underlying is greater than or equal to its Coupon Barrier, we will pay a Contingent Coupon Payment per $1,000.00 in principal amount of Notes on the applicable Contingent Payment Date (including the Maturity Date) equal to (i) the product of $7.709 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.
Optional Early Redemption:	On any monthly Call Payment Date, we have the right to redeem all (but not less than all) of the Notes at the Early Redemption Amount. No further amounts will be payable following an Optional Early Redemption. We will give notice to the trustee at least five business days but not more than 60 calendar days before the applicable Call Payment Date.
Early Redemption Amount:	For each $1,000 principal amount of Notes, $1,000 plus the applicable Contingent Coupon Payment.
Initial Estimated Value Range:	$930.00-$980.00 per Note.
Underwriting Discount*:	$9.00 (0.90% of the public offering price) per Note.
CUSIP:	09711J3N7.
Preliminary Pricing Supplement:	https://www.sec.gov/Archives/edgar/data/70858/000191870425010387/form424b2.htm
* Subject to change prior to the Pricing Date. † Subject to adjustment. Please see the Preliminary Pricing Supplement for further details.

Redemption Amount Determination

(assuming the Notes have not been called)

Hypothetical Returns at Maturity

Underlying Return of the Least Performing Underlying	Redemption Amount per Note (including any final Contingent Coupon Payment)	Return on the Notes(1)
60.00%	$1,007.709	0.7709%
50.00%	$1,007.709	0.7709%
40.00%	$1,007.709	0.7709%
30.00%	$1,007.709	0.7709%
20.00%	$1,007.709	0.7709%
10.00%	$1,007.709	0.7709%
5.00%	$1,007.709	0.7709%
2.00%	$1,007.709	0.7709%
0.00%	$1,007.709	0.7709%
-10.00%	$1,007.709	0.7709%
-20.00%(2)	$1,007.709	0.7709%
-20.01%	$1,000.00	-0.0000%
-30.00%(3)	$1,000.00	-0.0000%
-30.01%	$699.900	-30.0100%
-40.00%	$600.000	-40.0000%
-50.00%	$500.000	-50.0000%
-100.00%	$0.000	-100.0000%

(1)	The “Return on the Notes” is calculated based on the Redemption Amount and potential final Contingent Coupon Payment, not including any Contingent Coupon Payments paid prior to maturity.
(2)	This is the Underlying Return which corresponds to the Coupon Barrier of the Least Performing Underlying.
(3)	This is the Underlying Return which corresponds to the Threshold Value of the Least Performing Underlying.

Risk Factors

•	Your investment may result in a loss; there is no guaranteed return of principal.
•	Your return on the Notes is limited to the return represented by the Contingent Coupon Payments, if any, over the term of the Notes.
•	The Notes are subject to Optional Early Redemption, which would limit your ability to receive the Contingent Coupon Payments over the full term of the Notes.
•	You may not receive any Contingent Coupon Payments.
•	Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity.
•	The Contingent Coupon Payment, Early Redemption Amount or Redemption Amount, as applicable, will not reflect changes in the levels of the Underlyings other than on the Observation Dates.
•	Because the Notes are linked to the least performing (and not the average performance) of the Underlyings, you may not receive any return on the Notes and may lose a significant portion or all of your investment in the Notes even if the Observation Value or Ending Value of one Underlying is greater than or equal to its Coupon Barrier or Threshold Value, as applicable.
•	Any payments on the Notes are subject to the credit risk of BofA Finance and the Guarantor, and actual or perceived changes in BofA Finance’s or the Guarantor’s creditworthiness are expected to affect the value of the Notes.
•	The public offering price you pay for the Notes will exceed their initial estimated value.
•	Trading and hedging activities by BofA Finance, the Guarantor and any of their other affiliates, including BofAS, may create conflicts of interest with you and may affect your return on the Notes and their market value.
•	The Notes are subject to risks associated with small-size capitalization companies.
•	The Notes are subject to risks associated with foreign securities markets.
•	The publisher or the sponsor of an Underlying may adjust that Underlying in a way that affects its levels, and the publisher or the sponsor has no obligation to consider your interests.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer on the date the Notes are priced. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Please see the Preliminary Pricing Supplement for complete product disclosure, including related risks and tax disclosure.

This fact sheet is a summary of the terms of the Notes and factors that you should consider before deciding to invest in the Notes. BofA Finance has filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read this fact sheet together with the Preliminary Pricing Supplement dated June 30, 2025, Product Supplement EQUITY-1 dated December 30, 2022 and Prospectus Supplement and Prospectus dated December 30, 2022 to understand fully the terms of the Notes and other considerations that are important in making a decision about investing in the Notes. If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those described herein, the terms described in the applicable Preliminary Pricing Supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the Preliminary Pricing Supplement. Alternatively, BofA Finance, any agent or any dealer participating in this offering will arrange to send you the Preliminary Pricing Supplement, Product Supplement EQUITY-1 and Prospectus Supplement and Prospectus if you so request by calling toll-free at 1-800-294-1322.